Exhibit (g) (7)
Amendment to Custody Agreement
     This is an amendment (the “Amendment”) to the Custody Agreement dated November 15, 2000 (the “Agreement”) entered into between The Bank of New York and Calamos Investment Trust.
     In consideration of the mutual agreements and covenants contained herein, the parties agree to the following amendments to the Agreement:
(1)	Schedule II of the Agreement is hereby deleted and replaced with the attached Schedule II; and

(2)	All other terms of the Agreement shall remain in full force and effect. If the terms of the Agreement and this Amendment conflict, then the terms of the Amendment shall control.
     This Amendment shall be effective as of March 7, 2008.

CALAMOS INVESTMENT TRUST		THE BANK OF NEW YORK

By:	/s/ Stathy Darcy	By:	/s/ Bruce Baumann

Name:	Stathy Darcy	Name:	Bruce Baumann

Title:	Secretary	Title:	Vice President

SCHEDULE II
CALAMOS INVESTMENT TRUST
CALAMOS CONVERTIBLE FUND
CALAMOS GROWTH AND INCOME FUND1
CALAMOS MARKET NEUTRAL INCOME FUND2
CALAMOS GROWTH FUND
CALAMOS GLOBAL GROWTH AND INCOME FUND3
CALAMOS HIGH YIELD FUND
CALAMOS VALUE FUND4
CALAMOS BLUE CHIP FUND
CALAMOS INTERNATIONAL GROWTH FUND
CALAMOS MULTI-FUND BLEND5
CALAMOS GLOBAL EQUITY FUND
CALAMOS GOVERNMENT MONEY MARKET FUND
CALAMOS TOTAL RETURN BOND FUND
CALAMOS 130/30 EQUITY GROWTH FUND
CALAMOS NEW WORLD GROWTH FUND

[1]	On April 1, 2003, Calamos Convertible Growth and Income Fund changed its name to Calamos Growth and Income Fund.

[2]	On December 31, 2005, Calamos Market Neutral Fund changed its name to Calamos Market Neutral Income Fund.

[3]	On April 1, 2003, Calamos Global Convertible Fund changed its name to Calamos Global Growth and Income Fund.

[4]	On December 1, 2003, Calamos Mid-Cap Value Fund changed its name to Calamos Value Fund.

[5]	On June 22, 2006, Calamos Multi-Fund Equity changed its name to Calamos Multi-Fund Blend.